                                                                    Exhibit 2(b)


                                STOCKHOLDER AGREEMENT

    STOCKHOLDER AGREEMENT, dated as of June 17, 1997, by and among Peoples Bancorp, Inc. (the "Acquiror"), an Ohio corporation, and certain stockholders of Gateway Bancorp, Inc. (the "Company"), a Kentucky corporation, named on Schedule I hereto (collectively the "Stockholders").

                                     WITNESSETH:

    WHEREAS, the Acquiror and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Agreement"), which is being executed simultaneously with the execution of this Stockholder Agreement and provides for, among other things, the merger of the Company with and into Peoples Acquisition Corp., an Ohio corporation and a wholly owned subsidiary of the Acquiror (the "Merger"); and

    WHEREAS, in order to induce the Acquiror to enter into the Agreement, each of the Stockholders agrees to, among other things, vote in favor of the Agreement in his or her capacity as a stockholder of the Company.

    NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements set forth herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

    1. Ownership of Acquiror Common Stock. Each Stockholder represents and warrants that the Stockholder has or shares the right to vote and dispose of the number of shares of common stock of the Company, $.01 par value per share ("Company Common Stock"), set forth opposite such Stockholder's name on Schedule I hereto.

    2. Agreements of the Stockholders. Each Stockholder covenants and agrees that:

         (a) such Stockholder shall, at any meeting of the Company's stockholders called for the purpose, vote, or cause to be voted, all shares of Company Common Stock in which such stockholder has the right to vote (whether owned as of the date hereof or hereafter acquired) in favor of the Agreement;

         (b) except as otherwise expressly permitted hereby, such Stockholder shall not, prior to the meeting of the Company's stockholders referred to in Section 2(a) hereof or the earlier termination of the Agreement in accordance with its terms, sell, pledge, transfer or otherwise dispose of the Stockholder's shares of Company Common Stock; and

         (c) such Stockholder shall use his reasonable best efforts to take or cause to be taken all action, and to do or cause to be done all things, necessary, proper or advisable under applicable laws and regulations to consummate and make effective the agreements contemplated by this Stockholder Agreement.

    Each Stockholder further agrees that the Company's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of shares of Company Common Stock, unless the transfer has been effected in compliance with the terms of this Stockholder Agreement.

    3. Successors and Assigns. A Stockholder may sell, pledge, transfer or otherwise dispose of his shares of Company Common Stock, provided that, with respect to any sale, transfer or disposition which would occur on or before the meeting of the Company's stockholders referred to in Section 2(a) hereof, such Stockholder obtains the prior written consent of the Acquiror and that any acquiror of such Company Common Stock expressly agrees in writing to be bound by the terms of this Stockholder Agreement.

    4. Termination. The parties agree and intend that this Stockholder Agreement be a valid and binding agreement enforceable against the parties hereto and that damages and other remedies at law for the breach of this Stockholder Agreement are inadequate. This Stockholder Agreement may be terminated at any time prior to the consummation of the Merger by mutual written consent of the parties hereto and shall be automatically terminated in the event that the Agreement is terminated in accordance with its terms.

    5. Notices. Notices may be provided to the Company and the Stockholders in the manner specified in Section 7.03 of the Agreement, with all notices to the Stockholders being provided to them at the Company in the manner specified in such section.

    6. Governing Law. This Stockholder Agreement shall be governed by the laws of the State of Ohio without giving effect to the principles of conflicts of laws thereof.

    7. Counterparts. This Stockholder Agreement may be executed in one or more counterparts, all of which shall be considered one and the same and each of which shall be deemed an original.

    8. Headings and Gender. The Section headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Stockholder Agreement. Use of the masculine gender herein shall be considered to represent the masculine, feminine or neuter gender whenever appropriate.

    IN WITNESS WHEREOF, the Acquiror by a duly authorized officer, and each of the Stockholders have caused this Stockholder Agreement to be executed as of the day and year first above written.

                                                   PEOPLES BANCORP, INC.


                                                   By:  /s/ Robert E. Evans
                                                        -----------------------
                                                        Name:  Robert E. Evans
                                                        Title: President and
                                                        Chief Executive Officer


                                                   COMPANY STOCKHOLDERS:


                                                   /s/ Hunter E. Clark
                                                   ----------------------------
                                                   Hunter E. Clark



                                                   /s/ Harold Freedman
                                                   ----------------------------
                                                   Harold Freedman



                                                   /s/ John H. Fugeman
                                                   ----------------------------
                                                   John H. Fugeman



                                                   /s/ Charles M. Hedrick
                                                   ----------------------------
                                                   Charles M. Hedrick



                                                   /s/ Rebecca R. Jackson
                                                   ----------------------------
                                                   Rebecca R. Jackson

                                      SCHEDULE I

                                             Number of Shares of
                                             Company Common Stock
Name of Stockholder                           Beneficially Owned
--------------------------------    ---------------------------------

Hunter E. Clark                                  23,493(1)

Harold Freedman                                  14,136(2)

John H. Fugeman                                  36,676(3)

Charles M. Hedrick                                9,266(4)

Rebecca R. Jackson                               21,327(5)

-------------------------

(1) Includes 2,240 shares which may be acquired upon the exercise of vested options and 896 recognition plan shares earned as of June 29, 1997. Does not include additional awards of 311 options and 124 recognition plan shares on June 29, 1997 and 3,360 options and 1,344 recognition plan shares awarded on June 29, 1995 which options shall become vested and shares shall be deemed earned upon the change in control.

(2) Includes 2,240 shares which may be acquired upon the exercise of vested options and 896 recognition plan shares earned as of June 29, 1997. Does not include additional awards of 311 options and 124 recognition plan shares on June 29, 1997 and 3,360 options and 1,344 recognition plan shares awarded on June 29, 1995 which options shall become vested and shares shall be deemed earned upon the change in control.

(3) Includes 12,445 shares which may be acquired upon the exercise of vested options and 4,230 recognition plan shares earned as of June 29, 1997. Does not include 18,669 options and 6,348 recognition plan shares awarded on June 29, 1995 which options shall become vested and shares shall be deemed earned upon the change in control.

(4) Includes 2,240 shares which may be acquired upon the exercise of vested options and 896 recognition plan shares earned as of June 29, 1997. Does not include additional awards of 311 options and 124 recognition plan shares on June 29, 1997 and 3,360 options and 1,344 recognition plan shares awarded on June 29, 1995 which options shall become vested and shares shall be deemed earned upon the change in control.

(5) Includes 4,978 shares which may be acquired upon the exercise of vested options and 4,230 recognition plan shares earned as of June 29, 1997. Does not include 7,467 options and 6,348 recognition plan shares awarded on June 29, 1995 which options shall become vested and shares shall be deemed earned upon the change in control.